YTB International Reports 15% Increase in Active Business/Store Owners in August 2010

Vice Chairman of Board to Transfer 4.1 Million Shares of Common Stock

WOOD RIVER, Ill., Sept. 9 /PRNewswire/ -- YTB International, Inc. (OTC Bulletin Board: YTBLA) ("YTB" or the "Company"), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced the Company has experienced a 15% increase in the number of active Business/Store Owners in the month of August 2010.  The increase follows a number of recent announcements made at the Company's National Convention held in St. Louis, Missouri from August 18 – 22.

The Company's e-commerce website, available through the Company's subsidiary ZamZuu, Inc. ("ZamZuu"), will now be distributed to the public through Brokers who obtain a license with ZamZuu.  The cost to obtain this license is a $49.95 set-up fee and a monthly fee of $49.95.  The individual who purchases this license will be able to give away a ZamZuu e-commerce business to others for free.  These free agent shoppers will actually be able to receive 30% of the commissions from purchases made on their free e-commerce store.  The ZamZuu Broker will match the free agent earnings.

The Company also announced the launch of a new line of nutritional products that customers can buy and receive on a monthly basis.  These products focus on providing the daily vitamin requirements for adults and include an "energy boost" supplement.

Additionally, the Company rolled out a new identity theft recovery product called the Entrust America ID Recovery Plan.  In the event of an identity theft, the covered member is assigned a certified recovery specialist who performs all the recovery and restoration work on behalf of the victim.  Most other plans in the market today merely offer assistance and expense reimbursement, and the victims are forced to do their own recovery.  Last year, as many as 10 million Americans were victims of identity theft according to the Identity Theft Resource Center.  By working through local, regional, and national police associations, Entrust America fully recovers the victim's identity, repairs the damage done, pursues the perpetrator, and takes legal action on the customer's behalf.

J. Scott Tomer, Chairman of YTB commented, "We were thrilled with the excitement surrounding the recent Convention and the resulting momentum the Company has experienced.  We feel the changes we have put in place along with the evolving product line have positioned the Company well for future growth."

Additionally, J. Kim Sorensen, who serves on the Company's Board of Directors and holds the position of Vice Chairman, Corporate Secretary and Corporate Treasurer, has filed a Form 4 Statement of Change of Beneficial Ownership of Securities with the Securities and Exchange Commission reporting a transfer of common stock on September 9, 2010.

The Form 4 reported that Mr. Sorensen transferred 4,087,437 shares to a Limited Family Partnership for estate planning purposes.  Mr. Sorensen maintains beneficial ownership of these shares.  The Form 4 can be viewed by clicking the "SEC Filings" link at http://www.ytbi.com/SECfilings.html.

About YTB International
YTB International, Inc. was recognized as the 29th largest seller of travel in the U.S. in Travel Weekly's 2010 Power List, based on 2009 annual retail value of travel services booked.

YTB provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

For more information about YTB, visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

Media Contact:
618-655-9477
PR@ytb.com

CONTACT:  YTB International, Inc., +1-618-655-9477, PR@ytb.com